Exhibit 24(2)(a)(1)

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                        CONGRESS STREET ASSOCIATES, L.P.


          THIS Certificate of Limited Partnership of Congress Street Associates, L.P. (the "Partnership"), dated as of June 5, 1998, is being duly executed and filed by Congress Street Management, L.L.C., a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 DEL.C. ss.17-101, ET SEQ.).

          1. NAME. The name of the limited partnership formed hereby is Congress Street Associates, L.P.

          2. REGISTERED OFFICE. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          3. REGISTERED AGENT. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

          4. GENERAL PARTNER. The name and business address of the sole general partner of the Partnership is Congress Street Management, L.L.C., 1285 Avenue of the Americas, New York, New York 10019.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first-above written.

                                   GENERAL PARTNER:
                                   CONGRESS STREET MANAGEMENT, L.L.C.

                                   By: PW Fund Advisor, L.L.C.
                                       Managing Member

                                   By: /S/ PETER ZURKOW
                                       -------------------------
                                            Name:  Peter Zurkow
                                            Title: Managing Director